UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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REDWOOD TRUST, INC.
(Name of Registrant as Specified in Its Charter)

__________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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REDWOOD TRUST, INC.
One Belvedere Place, Suite 300
Mill Valley, California 94941
(415) 389−7373

______________________________________

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Redwood Trust, Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders of Redwood Trust, Inc., a Maryland corporation, to be held on May 18, 2007 at 10:30 a.m., local time, at the Acqua Hotel, 555 Redwood Highway, Mill Valley, California 94941, for the following purposes:

1. To elect three Class I directors to serve until the Annual Meeting of Stockholders in 2010 and until their successors are duly elected and qualify; and

2. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

A Proxy Statement describing the matters to be considered at the Annual Meeting is attached to this notice. Our Board of Directors has fixed the close of business on March 30, 2007 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

Our management desires to have a maximum representation of stockholders at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, in order that your shares may be represented at the Annual Meeting, we respectfully request that you date, execute, and promptly mail the enclosed proxy in the accompanying postage-paid envelope or authorize a proxy to vote your shares by telephone or via the Internet as instructed on the proxy.

By Order of the Board of Directors,

/s/ Martin S. Hughes
Secretary

April 10, 2007

YOUR VOTE IS IMPORTANT.
PLEASE PROMPTLY MARK, DATE, SIGN, AND RETURN YOUR PROXY IN THE ENCLOSED
ENVELOPE OR AUTHORIZE A PROXY TO VOTE YOUR SHARES BY TELEPHONE OR THROUGH
THE INTERNET AS INSTRUCTED ON THE PROXY.

REDWOOD TRUST, INC.
One Belvedere Place, Suite 300
Mill Valley, California 94941
(415) 389−7373

______________________________________

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 18, 2007

INTRODUCTION

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Redwood Trust, Inc., a Maryland corporation (the Company, Redwood, we or us), for exercise at the Annual Meeting of Stockholders (the Annual Meeting) to be held on Friday, May 18, 2007 at 10:30 a.m., local time, at the Acqua Hotel, 555 Redwood Highway, Mill Valley, California 94941, and at any adjournment or postponement thereof. This Proxy Statement, the accompanying proxy card, and the Notice of Annual Meeting are being sent to stockholders beginning on or about April 10, 2007.

We are a financial institution with competitive advantages in the business of investing in real estate loans and securities. Since Redwood was founded in 1994, our goal has been to create a company that is more efficient than banks, thrifts, insurance companies, and other financial institutions at investing in, financing, and managing residential and commercial real estate loans and securities.

Like many financial institutions, our primary source of income is net interest income, which equals the interest income we earn from our investments in loans and securities less the interest expenses we incur from our borrowed funds and other liabilities.

Most financial institutions fund their asset investments with borrowed money sourced by taking bank deposits, writing insurance policies, or issuing corporate debt. By contrast, we utilize securitization as the primary source of funding for our investments.

The address and telephone number of our principal executive office are as set forth above and our website is www.redwoodtrust.com.

INFORMATION ABOUT THE ANNUAL MEETING

Who May Attend the Annual Meeting

Only stockholders who own common stock as of the close of business on March 30, 2007, the record date for the Annual Meeting, will be entitled to attend the Annual Meeting. In the discretion of management, we may permit certain other individuals to attend the Annual Meeting, including members of the media and our employees.

Who May Vote

Each share of common stock outstanding on the record date for the Annual Meeting is entitled to one vote. The record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting is the close of business on March 30, 2007. As of the record date, there were 27,129,446 shares of common stock issued and outstanding. You can vote in person at the Annual Meeting or by proxy. To vote by proxy, please date, execute, and mail the enclosed proxy card, or authorize a proxy to vote your shares by telephone or through the Internet as instructed on the proxy card.

If your shares are held in the name of a bank, broker, or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a broker’s proxy card and bring it to the Annual Meeting in order to vote.

Voting by Proxy

If you vote by proxy, the individuals named on the proxy, or their substitutes, will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some, or none of the nominees for director. If you date, sign, and return the proxy card without indicating your instructions, your shares will be voted as follows:

•

For the election of each of the three Class I nominees to serve as director until the 2010 Annual Meeting of Stockholders and until their successors are duly elected and qualify; and

•

In the discretion of the proxy holder, on any other matter that properly comes before the Annual Meeting.

You may revoke or change your proxy at any time before it is exercised by delivering to us a signed proxy with a date later than your previously delivered proxy, by voting in person at the Annual Meeting, or by sending a written revocation addressed to Redwood’s Secretary at our principal executive office.

Quorum Requirement

The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting constitutes a quorum for the transaction of business. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum. A broker non-vote occurs when a broker does not vote on a particular matter because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Vote Requirements

If a quorum is present, a plurality of the votes cast at the Annual Meeting is required for election as a director. Cumulative voting in the election of directors is not permitted. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the results of the vote in the election of directors.

Other Matters

Our Board of Directors knows of no other matters that may be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the meeting, it is intended that the persons named in the proxies will vote upon them in their discretion.

Information About the Proxy Statement and the Solicitation of Proxies

The enclosed proxy is solicited by our Board of Directors and the costs of this solicitation will be borne by us. Proxy solicitations will be made by mail, and also may be made by personal interview, telephone, facsimile transmission, e-mail, and telegram on our behalf by our directors and officers. Banks, brokerage houses, nominees, and other fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of shares of our common stock entitled to be voted at the Annual Meeting and to obtain authorization for the execution of proxies. We will, upon request, reimburse such parties for their reasonable expenses in forwarding proxy materials to their beneficial owners. We do not expect to engage an outside firm to solicit votes, but if such a firm is engaged after the date of this Proxy Statement, the cost is estimated to be less than $10,000, plus reasonable out-of-pocket expenses.

Annual Report

Our 2006 Annual Report, consisting of our Annual Report on Form 10-K, is being mailed to stockholders together with the Proxy Statement and contains financial and other information about Redwood, including audited financial statements for our fiscal year ended December 31, 2006. The 2006 Annual Report is not incorporated into this Proxy Statement and is not to be considered a part of these proxy soliciting materials. A copy of our 2006 Annual Report is available on our website.

Householding

We have adopted a procedure approved by the Securities and Exchange Commission (SEC) called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Notice of Annual Meeting, Proxy Statement, and Annual Report, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice of Annual Meeting, Proxy Statement, and Annual Report, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, Computershare Trust Company, N.A. (in writing at:  Computershare Investor Services, 2 N. LaSalle Street, Chicago, IL  60602; or by telephone at:  888-472-1955).

If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting, Proxy Statement, and 2006 Annual Report, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact Computershare as indicated above.

Beneficial owners can request information about householding from their banks, brokers, or other holders of record.

CORPORATE GOVERNANCE

Corporate Governance Standards

Our Board of Directors has adopted Corporate Governance Standards (Governance Standards). Our Governance Standards are available on our website as well as in print at the written request of any stockholder addressed to Redwood’s Secretary at our principal executive office. The Governance Standards contain general principles regarding the composition and functions of our Board of Directors and its committees.

Director Independence

As required under Section 303A of the New York Stock Exchange Listed Company Manual and our Governance Standards, our Board of Directors has affirmatively determined that none of our non-management directors, Richard D. Baum, Thomas C. Brown, Mariann Byerwalter, Greg H. Kubicek, Georganne C. Proctor, Charles J. Toeniskoetter, and David L. Tyler, have a material relationship (either directly or as a partner, shareholder, or officer of an organization that has a relationship) with us and that each qualifies as “independent” under Section 303A. In making its determination, the Board of Directors adopted and applied the following categorical standard for independence, in addition to the bright line criteria mandated by the New York Stock Exchange (NYSE):

No director or a member of the immediate family of a director has received payments other than direct compensation (which is limited by the bright line criteria) from, or made payments to, Redwood in an amount which exceeds $1 million in any single fiscal year of the last three fiscal years.

Our Board of Directors will regularly evaluate the independence of our non-management directors and may adopt additional categorical standards in the future.

Process for Nominating Potential Director Candidates

Director Qualifications. Our Governance Standards contain Board membership criteria that apply to nominees for our Board of Directors. The Governance Standards require that each member of our Board of Directors must exhibit high standards of integrity, commitment, and independence of thought and judgment and must be committed to promoting the best interests of Redwood. In addition, each Director must devote the time and effort necessary to be a responsible and productive member of our Board of Directors. This includes developing knowledge about Redwood’s business operations and doing the work necessary to participate actively and effectively in Board and committee meetings. The members of our Board of Directors should collectively possess a broad range of talent, skill, expertise, and experience useful to effective oversight of our business and affairs and sufficient to provide sound and prudent guidance with respect to our operations and interests.

Identifying and Evaluating Nominees for Directors. Our Board of Directors nominates director candidates for election by stockholders at each annual meeting and elects new directors to fill vacancies on our Board of Directors between annual stockholder meetings. Our Board of Directors has delegated the selection and initial evaluation of potential director nominees to the Governance and Nominating Committee with input from the Chief Executive Officer and the President. The Governance and Nominating Committee makes the final recommendation of candidates to our Board of Directors for nomination. Our Board of Directors, taking into consideration the assessment of the Governance and Nominating Committee, also determines whether a nominee would be an independent director.

Stockholders’ Nominees. The policy of the Governance and Nominating Committee is to consider properly submitted stockholder nominations for candidates for membership on our Board of Directors. The Governance and Nominating Committee evaluates such nominations in connection with its responsibilities set forth in its written charter and applies the qualification criteria set forth in the Governance Standards under “Director Qualifications.”  Any stockholder nominations proposed for consideration by the Governance and Nominating Committee as potential nominees of our Board of Directors should include the nominee’s name and qualifications for Board membership and should be addressed to our Secretary at our principal executive office.

In addition, our Bylaws permit stockholders to nominate directors for consideration at an annual stockholders meeting subject to compliance with certain notice and informational requirements, as more fully described under “Stockholder Proposals for the 2008 Annual Meeting.”  A copy of the full text of our Bylaws may be obtained by any stockholder upon written request addressed to Redwood’s Secretary at our principal executive office.

Code of Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics (Code of Ethics) that applies to all of our directors, officers, and employees. Our Code of Ethics is available on our website as well as in print at the written request of any stockholder addressed to Redwood’s Secretary at our principal executive office.

We intend to post on our website, and disclose in a Current Report on Form 8-K to the extent required by applicable regulations, any change to the provisions of our Code of Ethics, as well as any waiver of a provision of the Code of Ethics.

Presiding Director

Our Governance Standards provide that the chairman of the Nominating and Governance Committee of the Board of Directors will serve as the Presiding Director for our independent directors, chairing executive sessions of our independent directors and performing other duties set forth in our Governance Standards. Richard D. Baum currently serves as the Presiding Director.

Executive Sessions

Our Governance Standards require that our independent directors meet in executive session at each regularly scheduled meeting of our Board of Directors and at such other times as determined by our Presiding Director.

Communications with the Board of Directors

Stockholders and other interested parties may communicate with our Board of Directors by submitting an e-mail to boardofdirectors@redwoodtrust.com. The Presiding Director has access to this e-mail address and will provide access to the other directors as appropriate. Communications that are intended specifically for non-management directors should be addressed to the Presiding Director.

Director Attendance at Annual Meetings of Stockholders

Pursuant to our Governance Standards, our directors are expected to attend annual meetings of stockholders. All nine of our directors attended last year’s Annual Meeting of Stockholders. We expect eight of our nine directors to attend this year’s Annual Meeting.

Stock Ownership by Directors

Effective in 2007, our Governance Standards were modified with respect to required share ownership of our non-employee directors. Under the new requirements, non-employee directors are required to purchase from their own funds at least $50,000 (as measured on a purchase cost basis, including deferred stock units acquired in the deferred compensation plan through the voluntarily deferral of what otherwise would have been current cash compensation) of our common stock by the later of December 31, 2006 or three years from the date of commencement of their Board membership. In addition, non-employee directors are required to own at least $250,000 of our common stock (as measured on a purchase cost basis, including deferred stock units acquired through both voluntary and involuntary deferred compensation) by the later of December 31, 2011 or five years from the date of commencement of their Board membership. Stock acquired with respect to the $50,000 stock ownership requirement counts toward the attainment of the $250,000 stock ownership requirement.

ITEM 1 — ELECTION OF DIRECTORS

Our Charter and Bylaws provide for a classified Board of Directors consisting of Classes I, II, and III. Class I directors are scheduled to be elected at the 2007 Annual Meeting to serve for a three-year term and until their successors are duly elected and qualify. The nominees for three Class I directors of the Board of Directors are set forth below. In the event any nominee is unable to serve or for good cause will not serve as a director prior to the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below and against any other nominees. As of the date of this Proxy Statement, we are not aware of any nominee who is unable or unwilling to serve as a director. The nominees listed below currently are serving as directors of Redwood.

The Board of Directors unanimously recommends that stockholders vote FOR the nominees identified below.

Class I Nominees to Board of Directors

Name	Position With Redwood

Richard D. Baum	Director
Mariann Byerwalter	Director
David L. Tyler	Director

Certain biographical information regarding each nominee for election at the Annual Meeting is set forth below along with biographical information for other directors.

Richard D. Baum, age 60, has been a director of Redwood since 2001. Mr. Baum has been the Chief Deputy Insurance Commissioner for the State of California since 2003. Previously, Mr. Baum served from 1996 to 2003 as the President of Care West Insurance Company, a worker’s compensation insurance company, and prior to that as Senior Vice President of Amfac, Inc., a diversified operating company engaged in various businesses, including real estate development and property management. Mr. Baum holds a B.A. from Stanford University, an M.A. from the State University of New York, and a J.D. from George Washington University, National Law Center, Washington, D.C.

Mariann Byerwalter, age 46, has been a director of Redwood since 1998. Ms. Byerwalter is currently Chairman of JDN Corporate Advisory LLC (a privately held advisory services firm). Previously, Ms. Byerwalter served as the Chief Financial Officer and Vice President for Business Affairs of Stanford University from 1996 to 2001, and was a partner and co-founder of America First Financial Corporation. Ms. Byerwalter was also Chief Operating Officer, Chief Financial Officer, and a director of America First Eureka Holdings, a publicly traded institution and the holding company for EurekaBank. She serves as a director of The PMI Group, Inc., Pacific Life Corp., SRI International, Burlington Capital Corporation, the Lucile Packard Children’s Hospital, and the Stanford Hospital and Clinics. She also currently serves on the Board of Trustees of Stanford University and as a Trustee of certain investment companies affiliated with Charles Schwab Corporation. Ms. Byerwalter holds a B.A. from Stanford University and an M.B.A. from Harvard Business School.

David L. Tyler, age 69, has been a director of Redwood since 2001. Mr. Tyler retired in 2001 as the Executive Vice President, director, and Chief Financial Officer of Interland Corporation, a private owner and developer of commercial centers and apartment communities. Interland owned and operated in excess of 5,000 multifamily units and over two million square feet of office space. Prior to his employment at Interland beginning in 1972, Mr. Tyler served as Controller at Kaiser Resources (1968-1971) and with the accounting firm Touche Ross (1963-1968). Mr. Tyler holds a B.A from the University of California, Riverside and an M.B.A from the Graduate School of Business, University of California, Berkeley.

Current Directors – Terms Expiring After 2007

George E. Bull, III, age 58, is a founder of Redwood and has served as Chairman of the Board and Chief Executive Officer of Redwood since 1994. From 1983 through 1997, Mr. Bull was the President of George E. Bull, III Capital Management, Inc. (GB Capital). GB Capital assisted banks, insurance companies, and savings and loans in managing portfolios of securitized and unsecuritized mortgage loans, in arranging collateralized borrowings, in hedging balance sheet risks, and with other types of capital markets transactions. GB Capital ceased operating as a business in 1997. Mr. Bull holds a B.A. in Economics from the University of California at Davis. Mr. Bull is a Class III director whose term expires in 2009.

Douglas B. Hansen, age 49, is a founder of Redwood and has served as President and a director since 1994. From 1990 through 1997, Mr. Hansen was a Principal with GB Capital. GB Capital assisted banks, insurance companies, and savings and loans in managing portfolios of securitized and unsecuritized mortgage loans, in arranging collateralized borrowings, in hedging balance sheet risks, and with other types of capital markets transactions. Mr. Hansen holds a B.A. in Economics from Harvard College and an M.B.A. from Harvard Business School. Mr. Hansen is a Class II director whose term expires in 2008.

Thomas C. Brown, age 58, has been a director of Redwood since 1998. Mr. Brown is currently CEO and principal shareholder of Urban Bay Properties, Inc. Mr. Brown has previously held CEO or senior officer positions with PMI Mortgage Insurance, Centerbank, and Merrill Lynch and Co., Inc. Mr. Brown’s experience encompasses over 25 years in mortgage finance, real estate, banking, and investment banking. Mr. Brown holds a B.S. from Boston University and an M.B.A. from the University of Buffalo. Mr. Brown is a Class III director whose term expires in 2009.

Greg H. Kubicek, age 50, has been a director of Redwood since 2002. Mr. Kubicek is President of The Holt Group, Inc., a real estate company that develops, owns, and manages commercial real estate properties and is a residential homebuilder. He has also served as Chairman of the Board of Cascade Corporation, an international manufacturing corporation. Mr. Kubicek holds a B.A. in Economics from Harvard College. Mr. Kubicek is a Class II director whose term expires in 2008.

Georganne C. Proctor, age 50, has been a director of Redwood since March 9, 2006. Ms. Proctor is currently Executive Vice President and Chief Financial Officer of TIAA-CREF. From 2003 to 2005, Ms. Proctor was Executive Vice President of Golden West Financial Corporation, a thrift institution. From 1994 to 2002, Ms. Proctor was Senior Vice President of Bechtel Group, a global engineering firm, and also served as its Chief Financial Officer from 1997 to 2002 and as a director from 1999 to 2002. From 1991 to 1994, Ms. Proctor served as finance director of certain divisions of The Walt Disney Company, a diversified worldwide entertainment company. Ms. Proctor also serves on the board of Kaiser Aluminum Corporation. Ms. Proctor holds a B.S. in Business Management from the University of South Dakota and an M.B.A. from California State University at Hayward. Ms. Proctor is a Class III director whose term expires in 2009.

Charles J. Toeniskoetter, age 62, has been a director of Redwood since 1994. Mr. Toeniskoetter is Chairman and Chief Executive Officer of Toeniskoetter & Breeding, Inc., a company that has developed, owns, and manages over $250 million of commercial and industrial real estate properties. He is also the Chairman of TBI Construction and Construction Management, Inc., a commercial and industrial construction company that has completed over $800 million of construction contracts since its founding. Mr. Toeniskoetter serves on the Board of Directors of two other publicly traded companies, SJW Corp. and Heritage Commerce Corp., as well as a number of non-profit foundations and other community organizations. Mr. Toeniskoetter holds a B.S. in Mechanical Engineering from the University of Notre Dame and an M.B.A. from Stanford University Graduate School of Business. Mr. Toeniskoetter is a Class II director whose term expires in 2008.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Our Board of Directors consists of nine directors. Our Board of Directors has established three committees of the Board, the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee. The membership during the 2006 fiscal year and the function of each committee are described below. Each of the committees has adopted a charter and the charters of all committees are available on our website and in print at the request of any stockholder.

Our Board of Directors held five regular meetings in 2006. The Independent Directors met in executive session five times in 2006. The chairman of the Governance and Nominating Committee, also designated as the Presiding Director, presided at executive sessions of the Independent Directors. No director attended fewer than 75% of the meetings of the Board of Directors or the committees on which he or she served, and as noted above, all nine of our directors attended last year’s Annual Meeting of Stockholders and eight of our nine directors are expected to attend this year’s Annual Meeting of Stockholders.

Audit Committee

The Audit Committee provides oversight regarding accounting, auditing, and financial reporting practices of Redwood. The Audit Committee consists solely of non-management directors, all of whom our Board of Directors has determined are independent within the meaning of the listing standards of the NYSE and the rules of the SEC. Our Board of Directors has determined that all members of the Audit Committee are financially literate pursuant to the listing standards of the NYSE, and has designated Mr. Tyler as an “audit committee financial expert” as defined under current SEC rules. The Audit Committee met six times in 2006 in order to carry out its responsibilities discussed more fully below in the Audit Committee Report.

Compensation Committee

The Compensation Committee reviews and approves Redwood’s compensation philosophy, reviews the competitiveness of Redwood’s total compensation practices, determines and approves the annual base salaries and incentive awards paid to our executive officers, approves the terms and conditions of proposed incentive plans applicable to our executive officers and other key management employees, approves and administers Redwood’s employee benefit plans, and reviews and approves special hiring and severance arrangements for our executive officers. The Compensation Committee consists solely of non-management directors, all of whom our Board of Directors has determined are independent within the meaning of the listing standards of the NYSE. The Compensation Committee met three times in 2006 in order to carry out its responsibilities as more fully discussed below in the Compensation Discussion and Analysis.

Governance and Nominating Committee

The Governance and Nominating Committee reviews and considers directorship policies and practices, evaluates potential director candidates and recommends qualified candidates to the full Board, and reviews the management succession plan and executive resources. The Governance and Nominating Committee consists solely of non-management directors, all of whom our Board of Directors has determined are independent within the meaning of the listing standards of the NYSE. The Governance and Nominating Committee met three times in 2006.

Committee Members

The current members of each of the three standing committees are listed below, with the chair appearing first.

Audit	Compensation	Governance and Nominating

Greg H. Kubicek	Mariann Byerwalter	Richard D. Baum
Thomas C. Brown	Richard D. Baum	Greg H. Kubicek
Georganne C. Proctor	Thomas C. Brown	Georganne C. Proctor
Charles J. Toeniskoetter	David L. Tyler	Charles J. Toeniskoetter
David L. Tyler

DIRECTOR COMPENSATION

Information on our non-employee director compensation to be paid in 2007 is set forth below.

Annual Retainer	$50,000
Board Meeting Fee (in person attendance)	$2,000
Board Meeting Fee (telephonic attendance)	$1,000
Committee Meeting Fee (in person attendance)	$2,000	*
Committee Meeting Fee (telephonic attendance)	$1,000	*

——————

*

For the Chairperson of the Audit Committee, these fees are $3,000 for attendance in person and $1,500 for attendance by conference call. For the Chairpersons of the Compensation Committee and the Governance and Nominating Committee, these fees are $2,500 for attendance in person and $1,250 for attendance by conference call.

Non-employee directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending Board and committee meetings.

Non-employee directors are also granted deferred stock units each year following the annual meeting of stockholders. Directors may also be granted equity awards upon their initial election to the Board. Deferred stock units are credited under Redwood’s executive deferred compensation plan. The number of deferred stock units granted is determined by dividing $60,000 by the closing stock price on the grant date. These deferred stock units are fully-vested upon grant. They are distributed from the executive deferred compensation plan in shares of common stock, and the earliest distribution date for these shares is four years from the date of grant. Dividend equivalent rights on deferred stock are paid in cash to directors on each dividend distribution date.

Each director may elect to defer receipt of cash compensation or dividend equivalent rights on deferred stock units in Redwood’s executive deferred compensation plan. Balances in the executive deferred compensation plan are unsecured liabilities of the Company and are utilized by the Company as available capital to help fund investments and operations. Directors earn a rate of return on their deferred compensation that is tied either to Redwood stock performance or 120% of the applicable long-term federal interest rate.

The following table provides information on non-employee director compensation for 2006. Directors who are employed by Redwood do not receive any compensation for their Board activities.

Non-Employee Director Compensation – 2006

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(8)	All Other Compensation ($)	TOTAL ($)

Richard D. Baum(1)	$69,500	$60,000	$8,489	—	—	—	$137,989
Thomas C. Brown(2)	$60,225	$60,000	—	—	—	—	$120,225
Mariann Byerwalter(3)	$63,875	$60,000	—	—	$11,789	—	$135,664
Greg H. Kubicek(4)	$73,250	$60,000	—	—	$35,612	—	$168,862
Georganne C. Proctor(5)	$52,590	$120,000	—	—	—	—	$172,590
Charles J. Toeniskoetter(6)	$68,250	$60,000	—	—	—	—	$128,250
David L. Tyler(7)	$67,000	$60,000	—	—	—	—	$127,000

——————

(1)

Mr. Baum is the Governance and Nominating Committee Chair and the Presiding Director. Mr. Baum received $69,500 of annual retainer and meeting fees and was granted deferred stock units valued at $60,000. Mr. Baum was also granted stock options with a value of $8,489 under the reload provisions of stock options granted several years ago (the terms of which are described below under Long-Term Compensation).

(2)

Mr. Brown received $60,225 of annual retainer and meeting fees and was granted deferred stock units valued at $60,000.

(3)

Ms. Byerwalter is the Compensation Committee Chair. Ms. Byerwalter received $63,875 of annual retainer and meeting fees and was granted deferred stock units valued at $60,000. Ms. Byerwalter also earned $11,789 of interest in the executive deferred compensation plan that is considered “above-market” pursuant to a former interest accrual plan for deferred compensation that has since been eliminated (discussed below under Long-Term Compensation).

(4)

Mr. Kubicek is the Audit Committee Chair. Mr. Kubicek received $73,250 of annual retainer and meeting fees and was granted deferred stock units valued at $60,000. Mr. Kubicek also earned $35,612 of interest in the executive deferred compensation plan that is considered “above-market” pursuant to a former interest accrual plan for deferred compensation that has since been eliminated (discussed below under Long-Term Compensation Awards).

(5)

Ms. Proctor received $52,590 of annual retainer and meeting fees and was granted deferred stock units valued at $120,000, including a grant of deferred stock units valued at $60,000 upon her appointment to the Board.

(6)

Mr. Toeniskoetter received $68,250 of annual retainer and meeting fees and was granted deferred stock units valued at $60,000.

(7)

Mr. Tyler received $67,000 of annual retainer and meeting fees and was granted deferred stock units valued at $60,000.

(8)

The table does not include dividend equivalent rights earned on deferred stock units or options, the grant date fair value of which was factored into the original deferred stock unit and option awards.

EXECUTIVE OFFICERS

Members of the Executive Officers and their positions are listed in the table below. Messrs. Bull and Hansen are members of the Office of the President (OOP). The OOP and Messrs. Hughes, Nicholas, Sirkis, and Zagunis are our Executive Committee. For purposes of this proxy, the Named Executive Officers are Messrs. Bull, Hansen, Hughes, Nicholas, Sirkis, and Zagunis.

Name	Position With Redwood	Age

George E. Bull, III	Chairman of the Board & Chief Executive Officer	58
Douglas B. Hansen	President & Director	49
Martin S. Hughes	Vice President, Chief Financial Officer, & Secretary	49
Brett D. Nicholas	Vice President	38
Andrew I. Sirkis	Vice President	45
Harold F. Zagunis	Vice President	49
Raymond S. Jackson	Vice President, Controller	34

The Executive Officers serve at the discretion of our Board of Directors. Biographical information regarding Messrs. Bull and Hansen is provided in the preceding pages. Biographical information regarding Messrs. Hughes, Nicholas, Sirkis, Zagunis, and Jackson is set forth below.

Martin S. Hughes, age 49, has served as Vice President of Redwood since June 2005 and as Chief Financial Officer and Secretary since August 2006. Mr. Hughes has over 15 years of senior management experience in the financial services industry. From 2000 to 2004, Mr. Hughes was the President and CFO of Paymap Inc., a company that develops, markets, and services electronic payment products. Mr. Hughes served as Vice President, Chief Financial Officer of Redwood in 1999. Mr. Hughes also served as CFO of North American Mortgage Company from 1992 to 1998. Prior to 1992, Mr. Hughes was employed for eight years at an investment banking firm and for four years at Deloitte and Touche. Mr. Hughes has a B.S. in Accounting from Villanova University.

Brett D. Nicholas, age 38, has served as Vice President of Redwood since 1996. Prior to joining Redwood, he was Vice President of Secondary Marketing at California Federal Bank, FSB and Vice President of Secondary Marketing at Union Security Mortgage. Mr. Nicholas holds a B.A. in Economics from the University of Colorado at Boulder.

Andrew I. Sirkis, age 45, has served as Vice President of Redwood since 1997. Prior to joining Redwood, he was Senior Vice President of Capital Markets at Saxon Mortgage Corporation and worked for Saxon’s parent corporation, Resource Mortgage Capital. Prior to his service at Saxon Mortgage, Mr. Sirkis served as Vice President of Secondary Marketing at GMAC Mortgage Corporation. Mr. Sirkis holds a B.B.A. in Accounting from Temple University and an M.B.A. in Finance from Tulane University.

Harold F. Zagunis, age 49, has served as Vice President of Redwood since 1995. From 2000 to 2006, Mr. Zagunis also served as our Chief Financial Officer, Controller, Treasurer, and Secretary. Prior to joining Redwood, Mr. Zagunis was Vice President of Finance for Landmark Land Company, Inc., a publicly traded company owning savings and loan and real estate development interests. Mr. Zagunis holds B.A. degrees in Mathematics and Economics from Willamette University and an M.B.A. from Stanford University Graduate School of Business.

Raymond S. Jackson, age 34, has served as Vice President, Controller of Redwood since April 2006. From 1994 to 2006, Mr. Jackson served as Senior Manager and in other senior positions with the accounting firms Deloitte and Touche, KPMG, and PricewaterhouseCoopers LLP in the United Kingdom and United States, serving clients within the mortgage finance and banking industry. Mr. Jackson holds a B.S. from the University of Loughborough, England.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information as of March 16, 2007, on the beneficial ownership of our common stock by our directors, Named Executive Officers, and by all of our directors and executive officers as a group. The table includes common stock equivalents held by these individuals through Redwood-sponsored benefits programs. Except as otherwise indicated and for such power that may be shared with a spouse, each person has sole investment and voting power with respect to the shares shown to be beneficially owned. Beneficial ownership is determined in accordance with the rules of the SEC.

Name	Number of Shares of Common Stock Beneficially Owned(1)	Percent of Class

George E. Bull, III(2)	790,517	2.88%
Douglas B. Hansen(3)	374,773	1.38%
Brett D. Nicholas(4)	115,573	*
Andrew I. Sirkis(5)	86,255	*
Harold F. Zagunis(6)	51,027	*
Greg H. Kubicek(7)	43,342	*
Charles J. Toeniskoetter(8)	30,100	*
David L. Tyler(9)	30,756	*
Richard D. Baum(10)	21,576	*
Thomas C. Brown(11)	19,696	*
Mariann Byerwalter(12)	18,952	*
Martin S. Hughes(13)	11,260	*
Georganne C. Proctor(14)	4,393	*
All directors and executive officers as a group(14 persons)	1,598,897	5.70%

——————

*

Less than 1%.

(1)

Represents shares of common stock outstanding, common stock underlying vested options that are exercisable within 60 days of March 16, 2007, and common stock underlying deferred stock units that have vested or will vest within 60 days of March 16, 2007.

(2)

Includes 238,016 shares held of record by the Bull Trust, 600 shares held of record by Mr. Bull’s spouse, 464,548 shares issuable upon the exercise of stock options exercisable within 60 days of March 16, 2007, and 63,899 deferred stock units that have vested or will vest within 60 days of March 16, 2007.

(3)

Includes 153,430 shares held of record by the Hansen Revocable Living Trust, 166,139 shares issuable upon the exercise of stock options exercisable within 60 days of March 16, 2007, and 55,204 deferred stock units that have vested or will vest within 60 days of March 16, 2007.

(4)

Includes 73,505 shares issuable upon the exercise of stock options exercisable within 60 days of March 16, 2007 and 25,644 deferred stock units that have vested or will vest within 60 days of March 16, 2007.

(5)

Includes 59,861 shares issuable upon the exercise of stock options exercisable within 60 days of March 16, 2007 and 19,523 deferred stock units that have vested or will vest within 60 days of March 16, 2007.

(6)

Includes 32,449 shares issuable upon the exercise of stock options exercisable within 60 days of March 16, 2007 and 17,048 deferred stock units that have vested or will vest within 60 days of March 16, 2007.

(7)

Includes 8,025 shares held in GK Holt Company Inc. Money Purchase Pension & Profit Sharing Plan & Trust, 500 shares held in a living trust, 500 shares held of record by Mr. Kubicek’s spouse, 1,000 shares held of record by Mr. Kubicek’s children, 2,500 shares issuable upon the exercise of stock options exercisable within 60 days of March 16, 2007, and 17,325 fully vested deferred stock units.

(8)

Includes 500 shares with respect to which Mr. Toeniskoetter has voting and investment power in the TBI Construction Profit Sharing Trust, 14,800 shares issuable upon the exercise of stock options exercisable within 60 days of March 16, 2007, and 2,477 fully vested deferred stock units.

(9)

Includes 10,000 shares issuable upon the exercise of stock options exercisable within 60 days of March 16, 2007 and 2,477 fully vested deferred stock units.

(10)

Includes 14,256 shares issuable upon the exercise of stock options exercisable within 60 days of March 16, 2007 and 2,477 fully vested deferred stock units.

(11)

Includes 14,800 shares issuable upon the exercise of stock options exercisable within 60 days of March 16, 2007 and 2,477 fully vested deferred stock units.

(12)

Includes 14,800 shares issuable upon the exercise of stock options exercisable within 60 days of March 16, 2007 and 2,477 fully vested deferred stock units.

(13)

Includes 11,260 deferred stock units that have vested or will vest within 60 days of March 16, 2007.

(14)

Includes 1,200 shares held in the Proctor Trust and 3,193 deferred stock units that have vested or will vest within 60 days of March 16, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of March 16, 2007, with respect to shares of our common stock owned by each person or entity (excluding our executive officers) known by us to be the beneficial owner of more than 5 percent of our common stock.

Name	Number of Shares of Common Stock Beneficially Owned	Percent of Class

Wallace R. Weitz & Company(1)	4,575,104	16.97%
Wasatch Advisors, Inc.(2)	1,479,265	5.49%

——————

(1)

Address: 1125 South 103 Street, Suite 600, Omaha, Nebraska 68124. Includes 1,955,225 shares of common stock subject to a Voting Agreement pursuant to which Wallace R. Weitz & Company (Weitz) transferred its voting rights with respect to such shares to Messrs. Bull and Hansen, based on amended Schedule 13G filed by Weitz with the SEC on February 15, 2007 and shares outstanding as of March 16, 2007. Under the Voting Agreement, Messrs. Bull and Hansen agree to vote the shares subject to the agreement on each matter to be voted upon in the same proportion as the votes cast on such matter by all stockholders other than Weitz and its affiliates. Share ownership is based on information furnished to Redwood by Weitz in the above-referenced amended Schedule 13G.

(2)

Address: 150 Social Hall Avenue, Salt Lake City, UT 84111. Share ownership is based on information furnished to Redwood by Wasatch Advisors, Inc. in an amended Schedule 13G filed with the SEC on February 15, 2007.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee (the Committee) of Redwood’s Board of Directors consists exclusively of independent directors as defined by the NYSE. The Committee acts on behalf of our Board of Directors in administering Redwood’s executive compensation plans and programs for the members of our Executive Committee. The Executive Committee consists of the two most senior officers of Redwood, Messrs. Bull and Hansen, and four vice presidents, Messrs. Hughes, Nicholas, Sirkis, and Zagunis. Messrs. Bull and Hansen also represent Redwood’s Office of the President (OOP). The OOP and the four vice presidents on the Executive Committee are the Named Executive Officers of Redwood.

The Committee consists of Mariann Byerwalter (Chair), Richard D. Baum, Thomas C. Brown, and David L. Tyler. The Committee met three times in 2006.

Compensation Philosophy and Objectives

Redwood’s compensation philosophy for its Named Executive Officers is performance-based. The Committee seeks to closely align executive compensation with individual and Company performance, both on a short-term and long-term basis, through a mixture of cash and equity-based awards. Since Redwood’s inception, we have encouraged Company ownership at both the executive and employee level.

The Committee’s objectives in establishing executive compensation are as follows:

•

Attract and retain highly qualified and productive executives;

•

Motivate executives to enhance the overall performance and profitability of Redwood, both on a short-term and long-term basis;

•

Reinforce the linkage between the interests of Redwood’s stockholders and executives by encouraging Company ownership and rewarding stockholder value creation; and

•

Ensure that compensation levels are both externally competitive and internally equitable, while delivering compensation on a cost effective basis.

The primary determinant of variable cash compensation for each year is Company performance, and individual performance is a secondary determinant. For that portion of cash compensation based on Company performance, the current target level of performance is 11% adjusted return on equity. For performance at that level, Redwood seeks to have an executive compensation structure that awards cash compensation (salary plus bonus) that is similar to the median target cash compensation awarded by companies that compete with Redwood for people and capital. For return on equity performance above or below the target level, we seek to design a compensation system that will deliver cash compensation that is above or below the median range. To a lesser degree, total cash compensation for each year also varies as a function of individual performance.

With respect to long-term equity compensation, Redwood seeks to make regular annual awards at levels that exceed the market median. The value realized by an executive from these long-term equity compensation awards will depend on dividends and stock price performance over extended vesting and deferral periods.

The peer group of companies most recently utilized by the Committee for benchmarking market medians and ranges is described below.

Determination of Compensation

The Committee is charged with the primary authority to make determinations and recommendations of compensation awards available to Redwood’s executive officers. Redwood’s compensation setting process is dynamic and is evaluated on an annual basis. As has been its practice for a number of years, the Committee utilizes the services of a nationally recognized independent compensation consultant, Frederic W. Cook & Co., to assist the Committee in determining the key elements of its compensation programs and to provide benchmarking analysis. Frederic W. Cook & Co. does no other work for Redwood or management.

The compensation consultant informs the Committee with respect to competitive practices among similar companies. In addition, the compensation consultant assists the Committee with respect to the determination of amounts, form, and structure of the compensation programs adopted by Redwood. Based on the Committee’s judgment and reflecting the compensation consultant’s input, Redwood’s executive compensation package consists of a fixed base salary and variable cash and equity-based incentive awards, with a significant portion of compensation allocated to the variable and equity-based components to appropriately align total executive compensation with individual and Company performance.

Each year, the members of the OOP provide the Committee with their recommendations with respect to the compensation of all non-OOP members of the Executive Committee. In addition, on an annual basis, the Committee is provided with a self-assessment from the Executive Committee members regarding their own evaluation of individual and collective performance over the prior year.

In its determination of the executive compensation structure, the Committee takes into consideration the limitations imposed by Section 162(m) of the Internal Revenue Code, as amended, and seeks to compensate the Named Executive Officers in a manner that is tax effective for the Company. The Company’s stock option grants have generally met the requirements for full tax deductibility. However, certain other elements of the compensation program may not meet the tax law requirements for full tax deductibility because they do not meet all of the requirements to constitute “performance based compensation” within the meaning of Section 162(m) of the Internal Revenue Code. In this regard, the Committee believes that in order to best achieve its compensation objectives, it must retain discretion in determining executive compensation. Accordingly, the Committee reserves the right to implement compensation plans that may not be fully tax deductible.

Compensation Benchmarking

As has been Redwood’s regular practice, in 2006 the Committee asked the compensation consultant to conduct a market pay analysis. In considering the market pay analysis, the Committee considered the fact that the peer group of companies used for comparison did not include generally higher-paying externally managed REITs, private-equity firms, and hedge funds with which Redwood must compete for executive talent. However, those companies were not included in the peer group because they have different business economics and pay models than Redwood. The Committee was also cognizant of competitive evidence suggesting that the upside potential in Redwood’s annual bonuses was not commensurate to its peers at higher levels of performance.

Following the completion of the competitive pay analysis, the Committee concluded that:

•

The primary peer group should continue to be other major internally-managed mortgage REITs and taxable mortgage, investment banking, specialty-finance, real-estate, and investment management companies with comparable business economics and pay models to Redwood;

•

Salaries and target annual bonuses should continue to be oriented at or near the median target levels of these peers;

•

Executive annual bonuses should have adequate upside opportunity so that delivered total annual compensation may potentially reach the top-quartile of the peer group for strong absolute Company performance; and

•

Competitive pressure from higher-paying related market sectors should be addressed by allowing long-term grant values near the 75th percentile relative to the peers.

The “peer group” of companies utilized by the Committee for the 2006 study of 2005 compensation included IndyMac Bancorp Inc., American Home Mortgage Investment Corporation, Impac Mortgage Holdings Inc., Fremont General Corporation, Capital Trust Inc., RAIT Financial Trust, iStar Financial Inc., Saxon Capital, Inc., Novastar Financial Inc., Allied Capital Corporation, HomeBanc Corporation, American Capital Strategies, Ltd., New Century Financial Corporation, and Annaly Capital Management, Inc. The Committee reviews the list of peer companies on an annual basis to confirm that the companies included continue to meet the Committee’s criteria for inclusion. Accordingly, the companies included in the peer group may change from year to year as a result of this review.

In the comparative analysis, executive positions were matched against functional benchmarks from the peer companies as follows:

•

OOP members, Messrs. Bull and Hansen, were matched to the average of the top two executives at peer companies in cases where there were two executives sharing the top leadership role (which was the case at all but five peer companies), and only the CEO at others.

•

Mr. Nicholas was generally matched to the Chief Operating Officer, Chief Investment Officer, or manager of the largest business unit for peer companies.

•

Mr. Hughes was matched to the CFO position.

Determination of compensation for Messrs. Sirkis and Zagunis was based upon internal equity considerations within Redwood and general market conditions for similarly positioned executives.

Base Compensation

The Company seeks to establish base salaries of Named Executive Officers around the median of the peer group. In setting base salaries for executive officers, the Committee annually reviews data from available published compensation surveys and proxy statements filed by the peer group. The Committee determined in November 2006 to increase the annual base salaries of the Company’s executive officers to move toward competitive medians. Effective January 1, 2007, base salaries were increased as follows:  for Messrs. Bull and Hansen from $600,000 to $700,000, for Mr. Nicholas from $300,000 to $500,000, for Mr. Hughes from $300,000 to $450,000, for Mr. Sirkis from $300,000 to $400,000, and for Mr. Zagunis from $300,000 to $325,000. No formulaic base salary increases are provided to our Named Executive Officers.

Performance-Based Compensation

Executives are rewarded based on the Company’s performance and the individual executive’s contribution to that performance. Accordingly, executive officers receive annual bonuses in the event specified Company and individual performance measures are achieved.

In order to best align the interests of Redwood’s executive officers with the interests of its stockholders, the annual bonus plan is weighted 75% on adjusted return on equity (Adjusted ROE) and 25% on achievement of pre-established individual goals. Adjusted ROE is defined as GAAP income divided by core equity, subject to adjustment when circumstances warrant at the discretion of the Committee. Core equity is defined as average GAAP equity excluding mark-to-market adjustments.

The individual performance component of the bonus may be earned up to 100% of target. The Adjusted ROE component of the bonus earns 100% of target at 11% Adjusted ROE and, subject to the total annual incentive cap, is not subject to a cap for achievement of Adjusted ROE in excess of 11%. The maximum sum of the two annual incentive component awards is $5 million for each of the OOP members and $2 million for each of the other executive officers. In addition, awards earned in excess of three-times salary are paid in deferred stock units under the Company’s executive deferred compensation plan. These deferred stock units are fully vested at the award date, receive cash dividend equivalent rights (which can be deferred at the executive’s election), and are distributed in shares at the earlier of three years or termination of employment (unless the executive voluntarily defers for a longer period of time).

The Committee established the following individual performance objectives for 2006:

•

Manage the credit cycle correctly to benefit and grow the core business, including:

•

Reducing the overall risk to the Company in the event of a significant decline in real estate values, while maintaining sufficient upside for stockholders in case real estate credit performs well, and

•

Retaining sufficient cash to capitalize on potential future growth opportunities.

•

Commence development of new initiatives, including increased activities in product lines that have risks that are counter-cyclical to the Company’s “core business.”

•

Successfully complete certain critical internal projects as identified by management and approved by the Committee.

The table below illustrates the 2006 targets for the executive bonus plan, assuming achievement by the Company of 11% Adjusted ROE and 100% achievement of individual performance objectives.

	Each Member of the OOP	Nicholas	Each of the Other Three Executives

Base Salary	$600,000	$300,000	$300,000
Target %	125%	100%	75%
Total Target ($)	$750,000	$300,000	$225,000
Company Perf. Target	$562,500	$225,000	$168,750
Individual Perf. Target	$187,500	$75,000	$56,250

In 2006, the Committee set the Adjusted ROE performance bonus formula as follows:

•

For Adjusted ROE of less than or equal to 7%, no Adjusted ROE performance bonus would be paid;

•

For Adjusted ROE of 11%, 100% of target Adjusted ROE performance bonus would be paid;

•

For Adjusted ROE between 7% and 11%, the Adjusted ROE performance bonus would be pro-rated between 0% and 100%; and

•

For Adjusted ROE in excess of 11%, the weighted performance bonus would be increased by approximately one-third of total target awards for every 1% increase in Adjusted ROE.

The maximum bonus for each member of the OOP was capped at $5 million and the maximum bonus for each other member of the executive team was capped at $2 million. As noted above, if an executive’s total bonus exceeds three-times base salary, then the portion above three-times salary is paid in deferred stock units under the executive deferred compensation plan.

With respect to 2007, the Committee has determined that annual bonuses for executives will continue to be weighted 75% on Adjusted ROE and 25% on individual performance metrics and that the same formula will be used for Adjusted ROE performance bonus awards. Total target bonus awards will be continued in 2007 at the same percentage levels of salary as in 2006. In addition, in 2007 the maximum bonus payouts will continue to apply and bonus payments in excess of three-times an executive’s salary will be paid in deferred stock units under the executive deferred compensation plan.

Long-Term Compensation Awards

Equity ownership in Redwood provides an important linkage between the interests of stockholders and executives by rewarding long-term stockholder value creation. To meet this objective, officers, directors, key employees, and other persons expected to contribute to the management, growth, and profitability of Redwood are eligible to receive long-term equity grants. The Committee determines guidelines and procedures for the issuance of those grants to the executive officers. Guidelines are based upon a number of factors, including the executive officer’s total compensation level, individual and Company performance, and comparison to executives in similar positions at peer companies.

In 2006, awards to Executive Committee members were made solely in the form of restricted deferred stock units and are reflected in the tables below. These restricted deferred stock units vest 25% on January 1, 2008, and an additional 6.25% vests on the first day of each subsequent quarter, with full vesting on January 1, 2011, assuming continued service with the Company. These restricted deferred stock units will be distributed in shares of common stock on May 1, 2011, unless electively deferred by the executive under the terms of the executive deferred compensation plan. Dividend equivalent rights on deferred stock units are paid in cash during the deferral period unless electively deferred by the executive under the terms of the executive deferred compensation plan. Long-term incentive grant values to the Executive Committee members for 2006 generally fell between the 50th and 75th percentile of our peer group.

During 2001 and 2002, stock option grants included a “stock-for-stock reload” feature to encourage executives and directors to acquire and accumulate ownership of actual shares of stock, rather than hold unexercised stock options without ownership and personal investment risk. When a holder of a “reload” option exercises the option using owned shares of common stock to pay the exercise price of the option, the option holder is automatically granted, as of the date of exercise of the original option, a reload option to purchase the number of shares of common stock equal to the number of shares used to pay the exercise price of the original option. The reload option is only for the remaining term of the original option. If the Company withholds shares to pay the option holder’s withholding taxes, the reload option will also include a number of shares related to the number of shares withheld. The exercise price of the reload option is the fair market value of the common stock as of the day the reload option is granted. There are no dividend equivalent rights on the reload stock options.

Redwood has not granted stock options with this reload feature since 2002. Option grants that were made during 2006 were “reloads” granted upon the exercise of options originally granted during 2001 and 2002. The Committee does not consider these reload options to represent incremental compensation value for purposes of determining current long-term equity grant levels, because the reloads are an extension of old options. Reload option grants and exercises in 2006 and reload options as of December 31, 2006 for Named Executive Officers are so indicated in, respectively, the “Grants of Plan-Based Awards,” the “Option Exercises and Stock Vested,” and the “Outstanding Equity Awards at Fiscal Year End” tables below. Reload option grants are shown for the non-employee directors in the table above under Director Compensation.

It should be noted that certain long-term equity grants made during and prior to 2006 have attached dividend equivalent rights, resulting in either current cash payments or reinvested deferred stock units. The value of those dividend equivalent rights was recognized at the time that the related equity grants were made. Therefore, the value of the current dividend equivalent right payments or reinvested deferred stock units are not considered as part of the compensation value reported in the Summary Compensation Table for the Named Executive Officers or the compensation table for non-employee directors that appears above under Director Compensation.

The Committee is in the process of reviewing alternative long-term equity incentive strategies at the present time, with the objective of gaining competitive advantage for Redwood through increased executive and employee ownership, as well as career employment retention of outstanding individual performers at all levels of the Company. Along with management and the compensation consultant, analyses are being conducted to determine how Redwood could potentially attain by 2012 a 10% level of equity ownership in the Company by employees (exclusive of the two current OOP members) at a reasonable shareholder value transfer cost and without excessive dilution.

Deferred Compensation

Under the Company’s executive deferred compensation plan, Executive Committee members can defer up to 100% of their cash compensation as well as dividend equivalent right payments on deferred stock units and options, and under certain circumstances, can also elect to re-defer scheduled distributions of cash or stock from the deferred compensation plan. Deferred amounts may be deferred until a date chosen by the executive (subject to certain restrictions) or until the executive’s retirement, at which time the balance in the executive’s account will be paid in cash or common stock (as applicable), or will be paid out over a period of up to 15 years, depending upon the executive’s deferral election. The amounts deferred in the executive deferred compensation plan may be credited in either of the investment forms below at the election of the executive:

•

120% of the long-term applicable federal rate (AFR) as published by the Internal Revenue Code. (As of February 2007, the long-term annual AFR was 4.86%.)

•

Redwood deferred stock units (with reinvested or current cash dividend equivalent rights).

Prior to January 1, 2007, an available alternative for deferrals was the crediting of interest at the equivalent rate of a pre-selected publicly traded mutual fund. This crediting rate alternative is no longer available on new deferrals, or on existing deferrals after June 30, 2007.

Prior to July 1, 2004, executives also had the alternative of having deferrals credited with interest at a rate equal to the marginal rate of return of Redwood’s portfolio during the year, less 1%. This crediting alternative is no longer available on new deferrals, or on existing deferrals after June 30, 2007.

Other Benefits

In addition to cash and equity-based compensation, Redwood currently provides all employees with a variety of other benefits including medical, dental, vision, disability, and life insurance. Redwood currently pays approximately 70% of an employee’s monthly premium for medical and dental coverage, and 100% of an employee’s long-term disability and life insurance premiums. Redwood also funds a Healthcare Reimbursement Account (HRA) for employees that choose to enroll in the PPO Savings Plus Plan. For those making this election, Redwood currently contributes to HRAs $1,500 for single employees and $2,000 for employees with families.

Employee Stock Purchase Plan

Redwood offers all eligible employees the opportunity to participate in a tax-qualified Employee Stock Purchase Plan (ESPP). Through payroll deductions, employees can purchase shares of the Company’s common stock at a discount from fair market value on a quarterly basis. The purchase price per share is the lower of (a) 85 percent of the fair market value per share on the first day of each 12-month offering period (January 1st) or (b) 85 percent of the fair market value per share on the purchase date (the end of each calendar quarter, March 31st, June 30th, September 30th, and December 31st). An employee is eligible to participate in the ESPP after 90 consecutive days of employment.

401(k) and Other Contributions

Redwood offers a tax-qualified 401(k) plan to all employees for retirement savings. Under the plan, employees are allowed to defer and invest up to 12% of their cash earnings (subject to the maximum 401(k) contribution amount) on a pre-tax basis in a diversified selection of publicly-traded mutual funds. Redwood also provides a matching contribution of 50% of all 401(k) deferrals up to the maximum 401(k) deferral amount (which was $7,500 in 2006). Matching payments in the 401(k) plan are limited to 8% of an employee’s cash compensation. Vesting of the 401(k) match payments is based on the employee’s tenure with the Company, and over time, an employee becomes increasingly vested in both prior and new matching payments. Employees are fully vested in all prior and all new matching payments after six years of employment.

Redwood also matches up to 50% of cash compensation deferred by participants in the executive deferred compensation plan. Total matching payments made by Redwood to participants in the executive deferred compensation plan (including deferred compensation matching plus matches in the 401(k) plan) are limited to 6% of the participant’s base salary. Deferred compensation matches are subject to the same six-year vesting schedule as in the 401(k) plan.

There are no other retirement or pension plans at Redwood.

Severance and Change of Control Arrangements

Each member of the Executive Committee has entered into an employment agreement with Redwood, which provides for severance payments in the event we terminate the executive’s employment without “cause” or the executive terminates for “good reason.” The employment agreements also provide for payments and vesting of stock options and other equity-related awards in the event of the executive’s death or disability. In the event of a “change of control” in which the surviving or acquiring corporation does not assume outstanding stock options and equity-related awards and substitute equivalent awards, the executive’s outstanding options and equity-related awards will immediately vest and become exercisable. The terms of the executive’s severance and change of control arrangements are described in more detail below under Potential Payments Under Termination or Change of Control.

Executive Compensation Tables

Summary Compensation

The following table includes information concerning compensation earned by the Named Executive Officers for the year ending December 31, 2006.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total

George E. Bull, III Chief Executive Officer	2006	$600,000	—	$2,500,000	$281,286	$1,511,061	$338,375	$36,000	$5,266,722
Douglas B. Hansen President	2006	$600,000	—	$2,500,000	$160,036	$1,511,061	$76,892	$36,000	$4,883,989
Brett D. Nicholas Vice-President	2006	$300,000	—	$1,500,000	$14,779	$604,425	$106,750	$18,000	$2,543,954
Martin S. Hughes Chief Financial Officer	2006	$300,000	—	$1,350,000	—	$453,318	—	$18,000	$2,121,318
Andrew I. Sirkis Vice-President	2006	$300,000	—	$1,000,000	—	$453,318	$154,488	$18,000	$1,925,806
Harold F. Zagunis Vice-President	2006	$300,000	—	$500,000	—	$453,318	$34,102	$18,000	$1,305,420

——————

(1)

Represents the amount of compensation cost that will be recognized by Redwood related to restricted deferred stock units awarded under the executive deferred compensation plan to each Named Executive Officer in 2006. The value of a deferred stock unit at grant is equal to the market value of Redwood’s common stock on the date of grant.

(2)

Represents the value of reload stock options granted during 2006 related to the exercise of stock options with reload provisions that were originally granted in 2001 and 2002 as described above under Long-Term Compensation.

(3)

Represents annual cash incentive bonus award earned in 2006.

(4)

Represents the value of “above-market” interest credited under the executive deferred compensation plan during 2006, related to the interest accrual formula for deferred compensation that has been subsequently eliminated and will not accrue above-market rates after June 30, 2007, as described above under Deferred Compensation. The table does not include dividend equivalent rights earned on deferred stock units or options, the grant date fair value of which was factored into the original deferred stock unit and option awards.

(5)

Represents matching contributions to the 401(k) and the executive deferred compensation plan.

Grants of Plan-Based Awards

The following table reflects estimated possible payouts to the Named Executive Officers in 2006 under Redwood’s performance-based compensation plan as well as actual equity-related grants made in 2006 under Redwood’s incentive plan. Actual payouts for performance in 2006 are reflected in the Summary Compensation table above. As discussed above under Performance-Based Compensation, the annual performance-based bonus plan is weighted 75% on Adjusted ROE and 25% on achievement of pre-established individual goals. The individual component may be earned up to 100% of target. There is no cap on the amount that may be earned on the Adjusted ROE component, subject to a maximum annual total incentive award of $5 million for each of the OOP members and $2 million for each of the other Named Executive Officers. If earned awards are in excess of three-times salary, the excess is paid in deferred stock units under the executive deferred compensation plan.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Possible Payouts Under Equity Incentive Plan Awards (#)			All Other Stock Awards: Number of Shares of Stock or Units (#) (5)		Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($) (7)
		Threshold (1)	Target (2)	Maximum (3)	Threshold	Target	Maximum (4)

George E. Bull, III	—	$0	$750,000	$1,800,000	—	—	55,096	—	—	—	$3,200,000
	11/29/2006	—	—	—	—	—	—	44,500	—	—	$2,500,000
	12/17/2001	—	—	—	—	—	—	—	33,871	$41.09	$115,405
	12/19/2002	—	—	—	—	—	—	—	39,769	$56.18	$165,880
Douglas B. Hansen	—	$0	$750,000	$1,800,000	—	—	55,096	—	—	—	$3,200,000
	11/29/2006	—	—	—	—	—	—	44,500	—	—	$2,500,000
	12/17/2001	—	—	—	—	—	—	—	9,432	$58.94	$45,140
	12/19/2002	—	—	—	—	—	—	—	25,977	$58.94	$114,896
Brett. D. Nicholas	—	$0	$300,000	$900,000	—	—	18,939		—	—	$1,100,000
	11/29/2006	—	—	—	—	—	—	26,700	—	—	$1,500,000
	12/17/2001	—	—	—	—	—	—	—	3,239	$56.55	$14,779
Martin S. Hughes	—	$0	$225,000	$900,000	—	—	18,939	—	—	—	$1,100,000
	11/29/2006	—	—	—	—	—	—	24,030	—	—	$1,350,000
Andrew I. Sirkis	—	$0	$225,000	$900,000	—	—	18,939	—	—	—	$1,100,000
	11/29/2006	—	—	—	—	—	—	17,800	—	—	$1,000,000
Harold F. Zagunis	—	$0	$225,000	$900,000	—	—	18,939	—	—	—	$1,100,000
	11/29/2006	—	—	—	—	—	—	8,900	—	—	$500,000

——————

(1)

Under the Company’s guidelines, no Company performance-based non-equity incentive plan awards (bonus) would have been granted for fiscal 2006 if the Adjusted ROE was less than 7%. No bonus would be awarded if Company performance was below this threshold and also 0% of target bonus for individual performance was earned.

(2)

Represents 100% of target bonus, which would have been paid assuming a Company Adjusted ROE of 11% and assuming 100% of target bonus for individual performance was earned.

(3)

The maximum cash that could have been awarded was 300% of the executive’s annual salary. Any bonus amounts over 300% of salary would have been awarded in deferred stock units that would have been deferred for 3 years but would have vested immediately (reflected in column under note (4)).

(4)

Represents the maximum number of deferred stock units that could have been granted in 2006 under the bonus plan, assuming a maximum bonus plan award (which is $5 million for each of the OOP members and $2 million for each of the other Named Executive Officers), with the amount over three times salary paid in deferred stock units and assuming a common stock price of $58.08 per share (which was the actual stock price on December 29, 2006).

(5)

Represents long-term annual incentive grants made in the form of deferred stock units. These were granted on November 29, 2006 for the fiscal year 2006, with a fair market grant unit value of $56.18 per share. These awards were approved by the Compensation Committee and issued pursuant to the 2002 Redwood Trust Inc. Incentive Plan. The value of these awards are included in the Summary Compensation table above.

(6)

Represents reload options granted in 2006 under the reload provisions of stock options that were granted several years ago (the terms of which are described above under Long-Term Compensation).

(7)

Represents, as applicable, (a) the maximum number of deferred stock units that could have been granted under the Company’s performance bonus plan in 2006 in the column under note (4) multiplied by the fair market value of deferred stock units, if awarded on December 29, 2006, of $58.08 per unit, and (b) the grant date fair value of deferred stock units and “reload” options actually granted in 2006.

Outstanding Equity Awards at Fiscal Year-End

Redwood does not currently make new awards of stock options, although new stock options are still being issued under the reload provisions of certain stock options that were granted several years ago. With the exception of options granted under reload provisions, all outstanding stock options were granted prior to 2005. In 2003 and 2004, executives were issued ten-year non-qualified stock options with a four-year vesting schedule that pay dividend equivalent rights for up to ten years (until the earlier of option exercise or option termination). The stock options granted in December 2001 and 2002 were ten-year options with a four-year vesting schedule that pay dividend equivalent rights for up to four years (until the earlier of option exercise or four years). Prior to December 2001, Redwood also granted ten-year options with a four-year vesting schedule that pay dividend equivalent rights for up to ten years (until the earlier of option exercise or option termination). With the exception of Mr. Hughes, each of the Named Executive Officers has outstanding stock options.

From 2005 forward, equity grants to the Named Executive Officers were made solely in the form of deferred stock units. Participants in the executive deferred compensation plan specify distribution dates not earlier than 4 years from the date of grant. Deferred stock units pay dividend equivalent rights each time Redwood pays a common stock dividend.

The following tables set forth information regarding the value of all unexercised options outstanding at December 31, 2006 that were previously awarded to our Named Executive Officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

George E. Bull, III	136,641	—	—	$20.19	01/05/2008	—	—	—	—
	92,850	—	—	$13.19	12/17/2008	—	—	—	—
	73,500	—	—	$11.44	12/02/2009	—	—	—	—
	21,450	—	—	$17.63	12/14/2010	—	—	—	—
	33,871	—	—	$41.09	12/17/2011	—	—	—	—
	—	3,939	—	$27.05	12/19/2012	—	—	—	—
	39,769	—	—	$56.18	12/19/2012	—	—	—	—
	41,250	18,750	—	$52.46	12/10/2013	—	—	—	—
	15,748	15,748	—	$58.23	12/01/2014	—	—	—	—
	—	—	—	—	—	134,697	$7,823,216	—	—
Douglas B. Hansen	36,750	—	—	$11.44	12/02/2009	—	—	—	—
	3,315	—	—	$57.54	12/17/2011	—	—	—	—
	9,432	—	—	$58.94	12/17/2011	—	—	—	—
	24,064	—	—	$59.66	12/17/2011	—	—	—	—
	—	3,939	—	$27.05	12/19/2012	—	—	—	—
	25,977	—	—	$58.94	12/19/2012	—	—	—	—
	135	—	—	$59.66	12/19/2012	—	—	—	—
	41,250	18,750	—	$52.46	12/10/2013	—	—	—	—
	15,748	15,748	—	$58.23	12/01/2014	—	—	—	—
	—	—	—	—	—	134,697	$7,823,216	—	—

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Brett D. Nicholas	2,991	—	—	$29.25	10/17/2007	—	—	—	—
	1,841	—	—	$20.25	12/23/2007	—	—	—	—
	7,750	—	—	$21.94	06/04/2008	—	—	—	—
	7,100	—	—	$13.19	12/17/2008	—	—	—	—
	10,000	—	—	$11.44	12/02/2009	—	—	—	—
	3,239	—	—	$56.55	12/17/2011	—	—	—	—
	14,062	1,563	—	$27.05	12/19/2012	—	—	—	—
	17,187	7,813	—	$52.46	12/10/2013	—	—	—	—
	8,264	10,627	—	$58.23	12/01/2014	—	—	—	—
	—	—	—	—	—	59,901	$3,479,039	—	—
Martin S. Hughes	—	—	—	—	—	38,991	$2,264,568	—	—
Andrew I. Sirkis	2,106	—	—	$29.25	10/17/2007	—	—	—	—
	2,882	—	—	$20.25	12/23/2007	—	—	—	—
	3,000	—	—	$21.94	06/04/2008	—	—	—	—
	13,101	—	—	$13.19	12/17/2008	—	—	—	—
	10,000	—	—	$11.44	12/02/2009	—	—	—	—
	14,062	938	—	$27.05	12/19/2012	—	—	—	—
	10,312	4,688	—	$52.46	12/10/2013	—	—	—	—
	5,259	6,762	—	$58.23	12/01/2014	—	—	—	—
	—	—	—	—	—	43,259	$2,512,494	—	—
Harold F. Zagunis	6,000	—	—	$11.44	12/02/2009	—	—	—	—
	6,562	938	—	$27.05	12/19/2012	—	—	—	—
	10,312	4,688	—	$52.46	12/10/2013	—	—	—	—
	5,259	6,762	—	$58.23	12/01/2014	—	—	—	—
	—	—	—	—	—	34,359	$1,995,582	—	—

Options Exercised and Stock Vested

The following table sets forth information with respect to the options exercised by the Named Executive Officers during the fiscal year ended December 31, 2006. The table also shows the value of accumulated deferred stock unit awards that vested during 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)

George E. Bull, III	82,581	$5,288,591	24,251	$1,019,446
Douglas B. Hansen	71,824	$6,329,852	24,251	$1,019,446
Brett D. Nicholas	7,433	$465,537	11,549	$487,786
Martin S. Hughes	—	—	7,932	$365,183
Andrew I. Sirkis	5,000	$82,950	8,192	$345,202
Harold F. Zagunis	3,734	$446,798	8,192	$345,202

——————

(1)

The value realized upon exercise is the difference between the option exercise price and the market value of the underlying shares multiplied by the number of shares covered by the option.

(2)

All deferred stock units that vested in 2006 were part of the executive deferred compensation plan. Distribution of these vested deferred stock units typically occurs at a later date than vesting.

(3)

The value realized on vesting is calculated by multiplying the number of shares vested by the fair market value of our stock on the vesting date.

Non-Qualified Deferred Compensation

The Company’s executive deferred compensation plan (a) permits eligible employees to voluntarily defer to the plan a portion or all of their salary, bonus, and dividend equivalent right payments on a tax deferred basis for distribution from the plan to the employee at a later date, and (b) requires all deferred stock units issued to be deferred into the plan for distribution from the plan to the employee at a later date.

Each of our Named Executive Officers is a participant in the executive deferred compensation plan and each has voluntarily deferred a portion of his earnings during the course of fiscal year 2006. Interest accrual alternatives in respect of amounts deferred in the executive deferred compensation plan are described above under Deferred Compensation. Our Named Executive Officers are also entitled to a Company match as described above under 401(k) and Other Contributions. All of our Named Executive Officers, with the exception of Mr. Hughes, are fully vested in new and prior matching payments made to the executive deferred compensation plan and 401(k) plan.

The following table sets forth information with respect to our Name Executive Officers’ cash contributions, withdrawals, earnings, and aggregate balances in our executive deferred compensation plan for the fiscal year ended December 31, 2006. The table does not include deferred stock units awarded pursuant to incentive plans that are in each participant’s account or dividend equivalent rights paid on such deferred stock units, the grant date fair value of which was factored into the original deferred stock unit award.

Name	Executive Contributions in 2006 ($)	Registrant Contributions in 2006 ($)	Aggregate Earnings in 2006 ($)	Aggregate Withdrawals/ Distributions in 2006 ($)	Aggregate Balance at 12/31/2006 ($)

George E. Bull, III(1)	$2,541,246	$28,500	$502,030	$725,545	$4,492,266
Douglas B. Hansen(2)	$60,000	$28,500	$116,709	$208,951	$860,220
Brett D. Nicholas(3)	$36,035	$10,500	$155,896	—	$1,038,112
Martin S. Hughes(4)	$21,000	$10,500	$13,094	—	$256,080
Andrew I. Sirkis(5)	$578,683	$10,500	$210,738	—	$1,614,428
Harold F. Zagunis(6)	$24,629	$10,500	$50,391	$482,142	$346,196

——————

(1)

Mr. Bull (a) made $2,541,246 in voluntary deferrals to the executive deferred compensation plan from his bonus and dividend equivalent right payments, (b) received $28,500 in company matching contributions for which he is fully vested, (c) earned interest in the executive deferred compensation plan in the amount of $502,030, and (d) received a cash distribution in the amount of $725,545 from his executive deferred compensation plan account from previously accrued deferrals and interest.

(2)

Mr. Hansen (a) made $60,000 in voluntary deferrals to the executive deferred compensation plan from his salary, (b) received $28,500 in company matching contributions for which he is fully vested, (c) earned interest in the executive deferred compensation plan in the amount of $116,709, and (d) received a cash distribution in the amount of $208,951 from his executive deferred compensation plan account from previously accrued deferrals and interest.

(3)

Mr. Nicholas (a) made $36,035 in voluntary deferrals to the executive deferred compensation plan from his dividend equivalent right payments, (b) received $10,500 in company matching contributions for which he is fully vested, and (c) earned interest in the executive deferred compensation plan in the amount of $155,896.

(4)

Mr. Hughes (a) made $21,000 in voluntary deferrals to the executive deferred compensation plan from his salary, (b) received $10,500 in company matching contributions for which he is not vested, and (c) earned interest in the executive deferred compensation plan in the amount of $13,094.

(5)

Mr. Sirkis (a) made $578,683 in voluntary deferrals to the executive deferred compensation plan from his salary and dividend equivalent right payments, (b) received $10,500 in company matching contributions for which he is fully vested, and (c) earned interest in the executive deferred compensation plan in the amount of $210,738.

(6)

Mr. Zagunis (a) made $24,629 in voluntary deferrals to the executive deferred compensation plan from his salary and dividend equivalent right payments, (b) received $10,500 in company matching contributions for which he is fully vested, (c) earned interest in the executive deferred compensation plan in the amount of $50,391, and (d) received a cash distribution in the amount of $482,142 from his executive deferred compensation plan account from previously accrued deferrals and interest.

Potential Payments Upon Termination or Change of Control

Each member of the Executive Committee has entered into an employment agreement with Redwood, which provides for severance payments on the occurrence of certain events. The employment agreements provide for terms through December 31, 2007 and are subject to automatic one-year renewals if not terminated by either party.

Each employment agreement provides for the executive to receive severance payments in the event we terminate the executive’s employment without “cause” or the executive terminates for “good reason” (each as defined below). The severance payments would be in addition to payment of the executive’s base salary and prorated annual target incentive compensation to the date of termination of the executive’s employment.

The aggregate amount of severance payments with respect to Messrs. Bull and Hansen would be 300% of the executive’s combined base salary and target annual bonus, each as in effect immediately prior to termination of employment. All outstanding stock options and equity-related awards granted to Messrs. Bull and Hansen will immediately vest upon either such type of termination. With respect to stock options granted before December 31, 2002, Messrs. Bull and Hansen will receive the sum of dividend equivalent rights that would have been payable over the three-year period following termination of employment. Dividend equivalent right payments related to stock options granted to Messrs. Bull and Hansen on or after December 31, 2002 will be treated in the same manner, unless the executive’s grant agreements for those stock options provide a different formula for the dividend equivalent right payments. In addition, for the three-year period following termination of employment, Messrs. Bull and Hansen will be entitled to receive all life insurance, disability insurance, and medical coverage fringe benefits as if the executive had not been terminated.

The aggregate amount of severance payments with respect to the other executives would be 100% of the executive’s combined base salary and target annual bonus, each as in effect immediately prior to termination of employment. All outstanding stock options and equity-related awards granted to the other executives will immediately vest upon either such type of termination. With respect to stock options granted before December 31, 2002, the other executives will receive the sum of dividend equivalent rights that would have been payable over the one-year period following termination of employment. Dividend equivalent right payments related to stock options granted to the other executives on or after December 31, 2002 will be treated in the same manner, unless the executive’s grant agreements for those stock options provide a different formula for the dividend equivalent right payments. In addition, for the one-year period following termination of employment, the other executives will be entitled to receive all life insurance, disability insurance, and medical coverage fringe benefits as if the executive had not been terminated.

The executives are entitled to payment of an excise gross-up if there are “golden parachute” excise taxes payable by the executive on the value of the severance benefits related to a change of control. The agreements provide that 75% of severance amounts due will be paid in a lump sum six months following termination and the remaining 25% will be paid in equal monthly installments over the succeeding six months. All severance benefits under each agreement require the executive to execute an agreement releasing all claims against the Company, and the executives are subject to non-solicitation restrictions for a year following termination in which severance is paid. In addition, Messrs. Bull and Hansen are subject to non-competition restrictions for a year following termination in which severance is paid.

“Cause” for Messrs. Bull and Hansen is defined as (i) the executive’s material failure to substantially perform the reasonable and lawful duties of his position for the Company, which failure shall continue for 30 days after notice thereof; (ii) acts or omissions constituting gross negligence, recklessness, or willful misconduct in respect of the executive’s fiduciary obligations or otherwise relating to the business of Redwood; or (iii) the executive’s conviction of a felony involving fraud, misappropriation, or embezzlement.

“Cause” for the other Executive Committee members is defined as (i) the executive’s material failure to substantially perform the reasonable and lawful duties of his position for the Company, which failure shall continue for 30 days after notice thereof; (ii) acts or omissions constituting gross negligence, recklessness or willful misconduct in the performance of the executive’s duties, fiduciary obligations or otherwise relating to the business of Redwood; (iii) the habitual or repeated neglect of the executive’s duties; (iv) the executive’s conviction of a felony; (v) theft or embezzlement, or attempted theft or embezzlement, of money, tangible, or intangible assets or property of Redwood or its employees; (vi) any act of moral turpitude by the executive injurious to the interest, property, operations, business, or reputation of Redwood; or (vii) unauthorized use or disclosure of trade secrets or confidential or proprietary information pertaining to Redwood’s business.

“Good reason” for Messrs. Bull and Hansen is defined as the occurrence, without the executive’s written consent, of (i)(A) the executive’s not being either the President or Chief Executive Officer of Redwood (or its ultimate parent company), (B) the assignment of duties to the executive not consistent with the position of President or CEO, or (C) the executive not reporting to Redwood’s Board of Directors (or the Board of the ultimate parent company); (ii) a reduction in the executive’s base salary or a material reduction in the value of the executive’s total compensation package if such a reduction is inconsistent with compensation trends for Presidents and CEOs at comparable companies, or such reduction is not made in proportion to an across-the-board reduction for all senior executives and a change of control has not occurred; (iii) the relocation of the executive’s principal office to a location more than 25 miles from its location as of the effective date of the agreement or Redwood requiring the executive to be based anywhere other than Redwood’s principal executive offices; (iv) a failure to re-elect the executive as a member of Redwood’s Board of Directors (or the Board of the ultimate parent company); (v) a failure at any time to renew the employment agreement; (vi) the complete liquidation of Redwood; or (vii) in the event of a merger, consolidation, transfer, or closing of a sale of all or substantially all the assets of Redwood, the failure of the successor company to affirmatively adopt the employment agreement.

“Good reason” for the other Executive Committee members is defined as the occurrence, without the executive’s written consent, of (i) a significant reduction in the executive’s responsibilities or title; (ii) a reduction in the executive’s base salary or a material reduction by Redwood in the value of the executive’s total compensation package if such a reduction is not made in proportion to an across-the-board reduction of all senior executives of Redwood and a change of control has not occurred; (iii) the relocation of the executive’s principal office to a location more than 25 miles from its location as of the effective date of the agreement; (iv) a failure at any time to renew the employment agreement; (v) the complete liquidation of Redwood; or (vi) in the event of a merger, consolidation, transfer, or closing of a sale of all or substantially all the assets of Redwood, the failure of the successor company to affirmatively adopt the employment agreement.

In the event of a “change of control” (as defined below) in which the surviving or acquiring corporation does not assume outstanding stock options and equity-related awards and substitute equivalent awards, the executive’s outstanding options and equity-related awards will immediately vest and become exercisable. If the awards are assumed and substituted, then acceleration only would occur upon a qualifying employment termination (involuntary without cause or voluntary for good reason).

In addition, in the event of termination due to the executive’s death or disability, the employment agreements provide for (i) the payment to the executive or his estate, (a) the executive’s base salary to the date of termination, and (b) the executive’s target annual bonus for the year, prorated to the date of termination, and (ii) vesting in full of all of the executive’s outstanding stock options or other equity-related awards.

“Change of control” is defined as the occurrence of any of the following:

(1) any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (other than the Company; any trustee or other fiduciary holding securities under an employee benefit plan of the Company; or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes, after the effective date of the executive deferred compensation plan, the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates or in one or more transactions approved or consented to by the Board of Directors) representing 25% or more of the combined voting power of the Company’s then outstanding securities; or

(2) during any period of two consecutive years (not including any period prior to the effective date of the executive deferred compensation plan), individuals who at the beginning of such period constitute the Board of Directors, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (1), (3) or (4) of this definition) whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or

(3) a merger or consolidation of the Company with any other corporation is consummated, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 55% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or

(4) a sale or disposition by the Company of all or substantially all of the Company’s assets is consummated; or

(5) the stockholders of the Company approve a plan of complete liquidation of the Company.

If a member of the Executive Committee had been terminated as of December 31, 2006 either voluntarily with good reason or involuntarily without cause, the approximate value of the severance benefits payable to the executive would have been as follows:

Name	Involuntary Termination Without “Cause” or Voluntary Termination for “Good Reason” ($)(7)

George E. Bull, III(1)	$17,394,158
Douglas B. Hansen(2)	$14,688,866
Brett D. Nicholas(3)	$4,677,074
Martin S. Hughes(4)	$2,806,010
Andrew I. Sirkis(5)	$3,493,780
Harold F. Zagunis(6)	$2,815,696

——————

(1)

Consists of 300% of combined salary and target bonus equaling $4,050,000, accelerated vesting of unvested options and deferred stock units valued at $8,050,818, payments with respect to dividend equivalent rights of $5,244,013, and benefits valued at $49,327 (each approximated as of December 31, 2006).

(2)

Consists of 300% of combined salary and target bonus equaling $4,050,000, accelerated vesting of unvested options and deferred stock units valued at $8,050,818, payments with respect to dividend equivalent rights of $2,538,721, and benefits valued at $49,327 (each approximated as of December 31, 2006).

(3)

Consists of 100% of combined salary and target bonus equaling $600,000, accelerated vesting of unvested options and deferred stock units valued at $3,571,445, payments with respect to dividend equivalent rights of $489,187, and benefits valued at $16,442 (each approximated as of December 31, 2006).

(4)

Consists of 100% of combined salary and target bonus equaling $525,000, accelerated vesting of unvested equity-related awards valued at $2,264,568, and benefits valued at $16,442 (each approximated as of December 31, 2006).

(5)

Consists of 100% of combined salary and target bonus equaling $525,000, accelerated vesting of unvested options and deferred stock units valued at $2,567,944, payments with respect to dividend equivalent rights of $384,394, and benefits valued at $16,442 (each approximated as of December 31, 2006).

(6)

Consists of 100% of combined salary and target bonus equaling $525,000, accelerated vesting of unvested options and deferred stock units valued at $2,051,032, payments with respect to dividend equivalent rights of $223,222, and benefits valued at $16,442 (each approximated as of December 31, 2006).

(7)

Per the terms of the executive employment agreements, in addition to the severance amounts set forth in the table, the executives also would be entitled to a prorated target annual cash incentive bonus for the year of termination. As described under Performance-Based Compensation, 2006 target bonuses were $750,000 for each of the OOP members, $300,000 for Mr. Nicholas, and $225,000 for each of Messrs. Hughes, Sirkis, and Zagunis.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:
Mariann Byerwalter, Chairperson
Richard D. Baum
Thomas C. Brown
David L. Tyler

Adopted April 2, 2007

ADDITIONAL INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and holders of more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock. Such officers, directors, and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of such forms that we received, and written representations from reporting persons that no additional Form 5s were required for such persons, we believe that, during fiscal year 2006, all Section 16(a) filing requirements were satisfied on a timely basis.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee currently consists of Ms. Byerwalter, the chair, and Messrs. Baum, Brown and Tyler. No member of our Compensation Committee has served as an officer or employee of Redwood at any time. None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.

Certain Relationships and Related Transactions

Our Audit Committee monitors and reviews issues involving potential conflicts of interest and related party transactions. In this regard, the Board of Directors applies Redwood’s Code of Ethics, which provides that directors, officers, and all other employees are prohibited from taking actions, having interests, or having relationships that would cause a conflict of interest, and our directors, officers, and all other employees are expected to refrain from taking actions, having interests, or having relationships that would even appear to cause a conflict of interest. There were no relationships or related party transactions between Redwood and any affiliated parties that are required to be reported in this Proxy Statement.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The Audit Committee of the Board of Directors reports to and acts on behalf of the Board of Directors in providing oversight of the financial management, independent registered public accounting firm, and financial reporting procedures of the Company. The Company’s management is responsible for internal controls and for preparing the Company’s financial statements. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the Public Company Accounting Oversight Board (PCAOB) standards and issuing a report thereon. The Audit Committee is responsible for overseeing the conduct of these activities by the Company’s management and the independent auditors.

In this context the Audit Committee met and held discussions during 2006 and 2007 with management and the independent registered public accounting firm (including private sessions with each of the internal auditors, the independent registered public accounting firm, the company’s director of internal audit, and the Chief Financial Officer). During these meetings, the Audit Committee reviewed and discussed with both management and the independent registered public accounting firm the quarterly and audited year-end financial statements and reports prior to their issuance. These meetings also included an overview of the preparation and review of these financial statements and a discussion of any significant accounting issues. Management and the independent registered public accounting firm advised the Audit Committee that these financial statements were prepared under generally accepted accounting principles in all material respects. The Audit Committee also discussed the quality, not just the acceptability, of the accounting principles used in preparing the financial statements, the reasonableness of significant accounting judgments and estimates, and the clarity of disclosures in the financial statements.

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees. In addition, the Audit Committee received from the independent registered public accounting firm the written disclosures and the letter regarding the firm’s independence as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The independent registered public accounting firm provided certain tax services and other services in 2006. These disclosures and other matters relating to the firm’s independence were reviewed by the Audit Committee and discussed with the independent registered public accounting firm.

The independent registered public accounting firm discussed the scope of its audit with the Audit Committee prior to the audit. The Audit Committee discussed the results of the audit with management and the independent registered public accounting firm. The Audit Committee also discussed with management and the independent registered public accounting firm the adequacy of the Company’s internal controls, policies, systems, and the overall quality of the Company’s financial reporting.

Based on its review of the financial statements, and in reliance on its review and discussions with management and the independent registered public accounting firm, the results of internal and external audit examinations, evaluations by the independent registered public accounting firm of the Company’s internal controls, and the quality of the Company’s financial reporting, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Pursuant to the Sarbanes-Oxley Act of 2002, the Audit Committee has the sole power to appoint the independent registered public accounting firm. The Audit Committee appointed Grant Thornton LLP as the independent registered public accounting firm to provide auditing services for the fiscal year ending December 31, 2007.

Audit Committee:
Greg H. Kubicek, Chairperson
Thomas C. Brown
Georganne C. Proctor
Charles J. Toeniskoetter
David L. Tyler

Adopted February 20, 2007

Change in Independent Registered Public Accounting Firm

On May 2, 2005, PricewaterhouseCoopers LLP (PwC) advised the Audit Committee of the Board of Directors that it declined to stand for re-appointment as Redwood’s independent registered public accounting firm for the fiscal year ending December 31, 2005, and effective June 24, 2005, the Audit Committee engaged Grant Thornton LLP as Redwood’s independent registered public accounting firm to audit our financial statements for the fiscal year ended December 31, 2005. The Audit Committee subsequently appointed Grant Thornton LLP as Redwood’s independent registered public accounting firm to audit our financial statements for the fiscal year ended December 31, 2006.

The reports of Grant Thornton LLP on our consolidated financial statements for the fiscal years ended December 31, 2006 and 2005 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principle.

During the fiscal years ended December 31, 2004 and 2003 and through May 4, 2005, there were no disagreements with PwC on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in their reports on the financial statements for such years.

During the fiscal years ended December 31, 2004 and 2003 and through May 4, 2005, there were no reportable events (as the term is defined in Item 304(a) (1) (v) of Regulation S-K).

PwC furnished Redwood a letter addressed to the SEC stating that it agreed with the above statements. A copy of the letter, dated May 5, 2005, was filed as Exhibit 16.1 to our Current Report on Form 8-K , dated May 5, 2005.

During the fiscal years ended December 31, 2004 and 2003 and from January 1, 2005 through June 24, 2005, neither Redwood nor anyone acting on our behalf consulted Grant Thornton LLP regarding (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or (b) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Audit Fees

Grant Thornton LLP audited the Company’s financial statements and otherwise acted as the Company’s independent registered public accounting firm with respect to the fiscal year ended December 31, 2006. The aggregate fees and expenses billed by Grant Thornton LLP (GT) for professional services rendered for the fiscal year ended December 31, 2005 and the aggregate fees and expenses billed by PwC for professional services rendered the fiscal years ended December 31, 2005 and December 31, 2006 are set forth below.

	GT Fees Fiscal Year 2006	PwC Fees Fiscal Year 2006	GT Fees Fiscal Year 2005	PwC Fees Fiscal Year 2005

Audit Fees	$1,519,279	$31,000	$1,496,298	$280,000
Audit-Related Fees	—	—	—	—
Tax Fees	$97,300	—	$150,000	—
All Other Fees	—	—	—	$56,000
Total Fees	$1,616,579	$31,000	$1,646,298	$336,000

Audit Fees were for the audits of our annual consolidated financial statements, reviews of the financial statements included in our Quarterly Reports on Form 10-Q, other assistance required to complete the year-end audits, costs associated with Sarbanes-Oxley attestation requirements, and other services rendered for comfort letters, and consents.

Audit-Related Fees are for certain other agreed upon procedures related to loan securitizations.

Tax Fees were for services rendered related to tax compliance and reporting.

All Other Fees include due diligence services for loan file review prior to the acquisition of residential real estate loans.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Registered Independent Accounting Firm

It is the Audit Committee’s policy to review and pre-approve the scope, terms, and related fees of all auditing services and permitted non-audit services provided by the auditors, subject to the de minimis exceptions for non-audit services which are approved by the Audit Committee prior to the completion of the audit.

Independent Registered Public Accounting Firm for 2007 Fiscal Year

The Audit Committee of the Board of Directors has appointed Grant Thornton LLP as Redwood’s independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2007. Representatives of Grant Thornton LLP will be present at the Annual Meeting to make a statement, if they desire to do so, and to respond to appropriate questions.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

Our Bylaws currently provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at an annual meeting, written notice containing the information required by the Bylaws generally must be delivered to our Secretary at our principal executive office not earlier than the 150th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting nor later than 5:00 p.m., Pacific Time, on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting. Accordingly, under the current Bylaws, a stockholder nomination for director or proposal of business intended to be considered at the 2008 Annual Meeting must be received by the Secretary not earlier than November 11, 2007, and not later than 5:00 p.m., Pacific Time, on December 11, 2007. Proposals should be mailed to Redwood Trust, Inc., Attention: Secretary, One Belvedere Place, Suite 300, Mill Valley, CA 94941. A copy of the Bylaws may be obtained from the Company’s Secretary, by written request to the same address.

In addition, if you wish to have a proposal of business considered for inclusion in the Company’s 2008 Proxy Statement, regulations of the SEC require that the Company must receive it on or before December 11, 2007.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Martin S. Hughes
Secretary

April 10, 2007

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,
DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

PROXY

REDWOOD TRUST, INC.

Proxy Solicited by the Board of Directors
for the Annual Meeting of Stockholders
May 18, 2007

The undersigned stockholder of Redwood Trust, Inc., a Maryland corporation (the “Company”), hereby appoints Douglas B. Hansen, Martin S. Hughes, and Debbie Pashilk, or any of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the company to be held at the Acqua Hotel, 555 Redwood Highway, Mill Valley, California 94941 on May 18, 2007, at 10:30 a.m., local time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the notice of Annual Meeting of Stockholders and of the accompanying Proxy Statement (the terms of each of which are incorporated by reference herein) and revokes any proxy heretofore given with respect to such meeting.

The votes entitled to be cast by the undersigned will be cast as instructed on the reverse hereof. If this proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” the nominees for director. Additionally, the votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

This proxy is revocable and the undersigned may revoke it at any time prior to its exercise. Attendance of the undersigned at said meeting or any adjournment or postponement thereof will not revoke this proxy unless the undersigned shall indicate affirmatively thereat the intention of the undersigned to vote said shares in person. If the undersigned hold(s) any shares of Redwood Trust, Inc. in a fiduciary, custodial, or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

You can view the Annual Report and Proxy Statement on the Internet at www.redwoodtrust.com.

Admission Ticket

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 18, 2007.

Vote by Internet

•

Log on to the Internet and go to www.investorvote.com

•

Follow the steps outlined on the secured website.

Vote by telephone

•

Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•

Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown  ☒

ANNUAL MEETING PROXY CARD

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,
DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A

Proposals – The Board of Directors recommends a vote FOR all Class I Nominees to the Board of Directors.

1. Election of Directors

	For	Withhold		For	Withhold		For	Withhold
01 – Richard D. Baum	☐	☐	02 – Mariann Byerwalter	☐	☐	03 – David L. Tyler	☐	☐

2. To vote and otherwise represent the undersigned on any other matter that may properly come before the meeting or any adjournment or postponement thereof in the discretion of the proxy holder.

By marking this box, I consent to access future Annual Reports and Proxy Statements of Redwood Trust, Inc. electronically over the Internet. I understand that unless I request otherwise or revoke my consent, Redwood Trust, Inc. will notify me when any such communications are available and how to access them. I understand that costs associated with the use of the Internet will be my responsibility. To revoke my consent, I can contact Redwood Trust’s transfer agent, Computershare Investor Services, at 1-888-472-1955.  ☐

B

Non-Voting Items

Change of Address – Please print your new address below.

Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.  ☐

C

Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy and date. All joint holders must sign. When signing as an attorney, trustee, executor, administrator, guardian, or corporate officer, please provide your FULL title under your signature(s).

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box	Signature 2 – Please keep signature within the box